Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Susan Munhall, Investor Relations, of Hudson City Bancorp,
                              Inc., +1-201-967-8290, smunhall@hcsbnj.com
Hudson City Makes Strategic Top Management
Shift to Enhance Its Position for Future Growth
PARAMUS, NJ: Hudson City Bancorp, Inc. (HCBK), the third largest savings bank in the United States, announced the promotion of James C. Kranz, 58, to the position of Chief Financial Officer.
Kranz, a 23-year veteran of Hudson City, is currently Senior Vice President and Investment Officer, responsible for investments, cash flow management and management of interest rate risk. Reporting to Denis J. Salamone, Sr., Executive Vice President and Chief Operating Officer, Kranz will maintain oversight of the entire accounting and finance function as well as primary execution responsibility for investments and borrowings.
According to Ronald E. Hermance, Jr., Hudson City’s Chairman, President and Chief Executive Officer, “Hudson City has long been recognized as The Most Efficient Bank in the Country. Our goal is to anticipate growth and ensure that we have the talent, technological infrastructure, and operating controls to manage it effectively. Jim has the track record, experience, and leadership skills to help us navigate through the exciting growth and complexities that our industry faces today.”
The Bank first went public in 1999. During the ensuing six years, the Bank’s assets grew at a compounded annual growth rate of over 22% without making an acquisition. In fact, Hudson City’s total assets grew from $11.4 billion (December 2001) to over $20 billion by June 30, 2005. In June 2005, Hudson City marked another significant achievement in its 138-year history by raising $3.9 billion in capital upon conversion to full public ownership. This IPO was the seventh largest public stock offering in history and the largest ever by a U.S. bank. Since the 2005 public offering, the Bank has grown from assets of $22 billion to $33.6 billion as of September 30, 2006. “We’re gratified both by the growth that we have achieved, as well as by the way in which our growth was managed,” said Hermance. In late 2005, Keefe, Bruyette & Woods (KBW), well-respected analysts in the financial services industry, issued a report ranking the top 50 banks and thrifts in the nation, based on asset size, in eight key categories. Hudson City ranked #1 in efficiency, #2 in asset quality, #2 in non-performing assets, and #1 in capital adequacy.
During that exciting growth period, Hudson City was already planning its next move. In 2004, Hudson City cloned its winning New Jersey formula by expanding into nearby Long Island and Staten Island, New York. And, with its acquisition of Sound Federal Savings Bank in July 2006, it now operates in Westchester, Rockland, and Putnam counties in New York, as well as in Fairfield County, Connecticut. This combination provided the Bank with an opportunity to expand its franchise into Westchester County with eight branches, Fairfield County with four branches, and one branch in both Rockland and Putnam counties. “Although we operate in only three states, we reach customers in 9 of the nation’s top 50 markets in median household income,” said Hermance.
The finance and accounting function will now be structured into three separate groups to support Hudson City’s continued growth and complexity. As First Vice Presidents, Bill Rice will continue to oversee accounting operations, Michael McCambridge will direct asset/liability management, and Tony Fabiano, formerly CFO of Sound Federal, will run Financial Reporting.
Mr. Kranz, who will lead this effort, received his undergraduate and MBA degrees from Lehigh University and received a postgraduate degree from Brown University’s Graduate School of Savings Banking. Jim is married, has 2 children, and is a long-time resident of Franklin Lakes.
In addition, Hudson City announced that First Vice President Louis J Beierle was named Director of Internal Audit. In this capacity, Mr. Beierle will assume responsibility for all internal audit activity as well as coordination with external auditors and oversight of Sarbanes/Oxley 404 compliance. He will report directly to the Audit Committee of the Board of Directors.
According to Mr. Hermance, “Lou, a 13-year Hudson City veteran, has worn many hats during his tenure with the Bank. As we embark on future growth, I’m delighted that Lou will bring his financial acumen and experience to the oversight of our internal controls.”
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Hudson City Savings Bank, among the top fifty banks in the United States by asset size, is recognized as The Most Efficient Bank in the country. This enables Hudson City to deliver significant values to customers in the form of higher deposit yields, competitive mortgage rates, lower fees, and a straightforward, streamlined loan process. Hudson City, the largest savings bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with branches located in Westchester, Fairfield, Putnam, and Rockland counties, as well as in Long Island, Staten Island, and the New Jersey suburbs of Philadelphia. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements about the benefits of the merger between Hudson City Bancorp and Sound Federal Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

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